Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-174076, 333-188847, 333-188849, 333-182505, 333-181589, 333-195260 and 333-199517), Form S-3MEF (No. 333-185526) and Form S-8 (Nos. 333-151154, 333-153847, 333-175763, 333-174819, 333-183300, 333-182578 and 333-190540) of our report dated March 5, 2015, except for the effects of discontinued operations and subsequent events discussed in Notes 20 and 21, as to which the date is December 4, 2015, relating to the consolidated financial statements of Galena Biopharma, Inc., appearing in this Current Report on Form 8-K.

/s/ Moss Adams LLP

Portland, Oregon
December 4, 2015